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EXHIBIT 23. CONSENT OF INDEPENDENT AUDITORS
=============================================================================

The Board of Directors
Information Resource Engineering, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (File No. 333-93371), Form S-8 (File No. 333-08343), and Form S-8 (File No.
333-91877) of Information Resource Engineering Inc., of our opinion dated February 9, 2000, relating to the consolidated balance sheets of Information Resource Engineering, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive income
(loss), stockholders' equity, and cash flows and for each of the years in the three-year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Information Resource Engineering, Inc.

/s/KPMG LLP
Baltimore, Maryland
March 22, 2000

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